                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           -----------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 7, 2003
         --------------------------------------------------------------

                              HANOVER DIRECT, INC.
          -------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-08056
                       ----------------------------------
                            (COMMISSION FILE NUMBER)

            DELAWARE                                         13-0853260
-----------------------------------                -----------------------------
  (STATE OR OTHER JURISDICTION                            (I.R.S. EMPLOYER
        OF INCORPORATION)                               IDENTIFICATION NUMBER)

         115 RIVER ROAD
      EDGEWATER, NEW JERSEY                                      07020
-----------------------------------                          --------------
      (ADDRESS OF PRINCIPAL                                    (ZIP CODE)
        EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300
                               -------------------


--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9. REGULATION FD DISCLOSURE.

Hanover Direct, Inc. (the "Company") held a conference call on Thursday, August 7, 2003 at 3:00 p.m. Eastern Time to review the fiscal 2003 first half operating results with participants. The following is an unofficial transcript of the conference call:

OPERATOR: Welcome to the Hanover Direct, Inc. fiscal 2003 first half operating results conference call. At this time, all participants have been placed on a listen-only mode. And the floor will be open for questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, Sarah Hewitt. Ma'am, the floor is yours.

SARAH HEWITT: Good afternoon. In a few moments Ed Lambert, Hanover Direct's Chief Financial Officer and Tom Shull, the Company's Chief Executive Officer, will discuss the Company's fiscal 2003 second quarter and first half operating results and answer any questions you may have.

Such discussions, as well as the answers to your questions, may include a number of forward-looking statements. In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, please be advised that the Company's actual results could differ materially from these forward-looking statements. Additional information that could cause actual results to differ materially is contained under the subheading "Cautionary Statements" in the Management Discussion and Analysis section of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2002 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2003. Both are filed with the SEC and may be obtained from the public records facilities maintained by the SEC in Washington, D.C. and at the regional offices in New York City and Chicago or from the SEC's web site located at www.sec.gov as well as from the offices of the American Stock Exchange in New York City.

Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public consistent with its legal obligations. In light of its status as a public company, the need to avoid selected disclosures and SEC restrictions including regulations such as Regulation FD, the Company's management does not generally respond to requests for material non-public information. If one of your questions calls for the disclosure of material non-public information, Tom and Ed may not be able to respond to it in this call. We hope you understand. Ed.

ED LAMBERT, HANOVER DIRECT: Thank you very much, Sarah. This is Ed Lambert, Chief Financial Officer of Hanover Direct and joined by Tom Shull, our Chairman and Chief Executive Officer. I would like to welcome everyone to our discussion of the results of fiscal 2003 first half and second quarter.

Overall, I am very happy to report that we are on plan with regards to our EBITDA for the first six months and we are close to last year's results. This is despite overall sales being down from prior year. What I am going to do is, first of all, touch a little bit on the internet revenues and the strong growth seen in that area, talk a little bit about overall revenues, and then I will take you through the components on the P&L in terms of results for the operating income, net income to all shareholders and common shareholders and then talk briefly about EBITDA.

At the end we will open it up - the floor - to your questions.

First, with regards to the growth on the internet, and this is something we have commented on in several of the past conference calls, we continue to see very strong growth in our internet portion of the business. In the

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second quarter it grew 31.9% year over year for the first six months, as a whole it grew 32.2%. These are stronger growth rates than we saw last year. In fact, in June of this year we saw a growth in the internet business of over 40%. So we are very pleased to see that strong growth. As it currently stands for the first six months, the internet business comprised 27% of overall revenues, again a much larger portion than we had last year. During the same time period we saw catalogue costs decreasing around 16% so overall revenues declined 7.3% year over year. And, as we have described before, this is consistent with the trend where we have seen, again, shifts for demand for catalog to the internet and we are also seeing a very soft overall demand situation. Part of that I think we have attributed to the economic climate because, for example, the softness this month we saw in terms of year over year sales in April when the overall economy was at its softest as well.

In terms of the P&L, operating income was positive $1.5 million for the first six months versus prior year of $2.5 million. In terms of net income to all shareholders, we gained $882,000 for this year versus a break even - actually a positive six thousand for - the prior year. When you factor in the dividend accretion to the preferred, the net income to the common shareholders, we showed a loss of $7 million versus a loss of $6.4 million in the prior year. In terms of EBITDA, and for EBITDA, we define it as we have to -- for debt covenant purposes, we take the normal definition of EBITDA and we back out the stock option expenses and such. We realized EBITDA of $6.1 million and, as I mentioned, that was ahead of our plan, prior year was $6.4 million so we're slightly below that. As you look - in terms of the outlook for the remainder for the year - we anticipate the outlook will continue to be soft but despite that, given various efforts that are being taken in terms of controlling costs and looking for other further opportunities to improve EBITDA, we think we are on track for EBITDA for the year at $14 million dollars which is consistent with our plan. If sales were to soften more than we expect, it could be in the range of $12 to $14 million but I currently anticipate that we are on track for $14 million EBITDA for the year as a whole.

And, with that, what I would like to do, Neil, if you would be kind enough to open the floor to any questions from the callers, please.

OPERATOR: Ladies and gentlemen, the floor is now open for questions and comments. If you have a question or a comment, please press numbers 1 followed by 4 on your telephone keypad. If your question has already been asked and you would like to remove yourself from the queue, please press the pound key. Please know that we do ask that you pick up the handset while posing your question to provide optimum sound quality. Once again, ladies and gentlemen, to pose a question or comment, please press the numbers 1 followed by 4 on your telephone keypad.

Our first question comes from Kyle Krueger with Apollo Capital.

KYLE KRUEGER: Good afternoon.

ED LAMBERT: Hi, Kyle. How are you?

TOM SHULL, HANOVER DIRECT: Hi, Kyle. How are you?

KYLE KRUEGER: All right. Question: A number of the retailers today have reported very robust sales, best sales in - in the past year. Recognizing that your recent quarter encompassed the most difficult economic period, what can you say about post quarter-end sales results? Are you seeing the same sort of pick up in sales generally?

ED LAMBERT: We are seeing it in recent weeks a pick up, definitely. I mean, there were still some soft elements in July but in recent weeks it was better. I know - I would see in terms - in the industry I see

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differences in terms of sales for the catalog versus for the store retail environment I think that is - there is a distinction there. And, in terms of the internet, we are continuing to see very, very strong growth there.

KYLE KRUEGER: Yeah, yeah. Let me ask you another question along that line. One of the reasons that you guys give in the MD&A for the decline in revenues is the fact that you have reduced circulation. But circulation has been lower, and I don't have my model right in front of me for, I mean, most of the time periods over the last 24 to 36 months, so that at some point you would anniversary those circulation declines or start to stabilize circulation, hopefully get some of the benefit from rolling off the - the lower productivity customers so to speak. And then you combine that with the expected benefits from the internet and in the absence of cannibalization you would expect that not only would profitability be improving year over year but that the decline in catalog sales would be stemmed unless there is, you know, some sort of a fundamental problem with some of these brands.

ED LAMBERT: To address that point, you notice that at the outset, the - the decline in the sales, particularly catalog sales. I attributed it more to the soft economic climate because, for example, in past years, if you look at last year there was a significant reduction related to a conscious decision to cut catalogs because I think the - the prior strategy in terms of the very sensitive circulation wasn't economically beneficial. And so we have cut - you can cut catalog circulation for two reasons; one, is because your - you are consciously cutting to -- have a different level in terms of sort of an optimum circulation level for profitability or you can also just see, well, what is the outlook right now softer right now, softer than anticipated so I am going to reserve circulation. One is sort of macro driven and one is more driven by a desire to reach a new - a new trade level.

Most of what we have seen as cuts to get to a new level of profitability I think we have gone through. But what we see as circulation cuts this year I think, again, is due to a response to the overall soft economic climate. So, yes, as we continue to see the internet grow strong and, yes, as the economics
- the overall economic climate improves, I would expect that the overall sales start to level out and as the growth of the internet starts to increase but obviously it is going to be subject to the overall economic climate.

TOM SHULL: I would add - this is Tom. I would add that most recent catalogs, particularly in our larger brands, have done quite well. But I would say that part of it had to do with when the catalogs dropped or were received in the mail. Our customers - we had a little bit of a delay in July so our pick up is -- has been, as Ed suggested, been in the last two or three weeks we have seen a very strong pick up in sales. We hope that that continues but we can't predict anything at this point. But the early signs are quite good.

ED LAMBERT: Thank you very much, Kyle.

TOM SHULL: Yeah.

OPERATOR: Once again, ladies and gentlemen, to pose a question or comment, please press the numbers 1 followed by 4 on your telephone keypad.

Our next question comes from Ian Mausner from Banc of America Securities.

IAN MAUSNER, BANC OF AMERICA SECURITIES: I would like to see if you can give us some further information on the house file, specifically, is it growing or shrinking and at what rate is that happening? And then, also related, what type of investments are being made relating to your house file? If you can answer that, if I could, I do have another follow up question.

ED LAMBERT: Certainly. Now, as far as the house file, it is going to be a different function in terms of each

                                      4
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of the different business segments and we don't comment on the individual or performance of individual segments so I don't know that I can help you with that information.

Tom, anything else you would like to add?

TOM SHULL: One of the things that we would say, the house file is certainly growing in terms of - you know, very strongly as it relates to the internet because we are finding that the names that we are getting through the internet are new names and that is very, very encouraging. So in a general comment I would say that - particularly as we do things like our e-mail strategies and certainly our relationship with Amazon, which will be expanding soon, those are sources of - of new names that have been very encouraging for us and over time will have a fairly --- you know, a more and more significant impact on our house file.

IAN MAUSNER: Thank you. I understand if you don't want to break it out by individual business, but as a whole, if you aggregated the entire house file, so that you would say it is growing, do you have a sense of what kind of rate it is growing and, again, what kind of investments are you putting toward that - that growth?

TOM SHULL: Again, we don't typically comment on the rate of growth of our house file. I would just offer what I just said to you a few minutes ago, which is, you know, it is getting stronger. We did have - as Ed suggested in a period of time last year and even in the first quarter this year where we were consciously cutting back circulation. It has obviously impacted the house file temporarily and now we are building back up and, you know, as we, again, as we, particularly as we become more of an internet driven company, the file will increase in terms of rate of growth.

IAN MAUSNER: Thank you very much. Can you comment at all about the investment dollars that you are putting behind trying to continue that growth?

TOM SHULL: We - I really can't comment specifically but what I can say is that we - well, we have a different formula for now how we look at our circulation so that we are looking for higher profitability. And now that we found equilibrium in most of our catalogs as it relates to circulation, the growth we are seeing is - is very good.

ED LAMBERT: And to add to that, our investment payback on the dollar is much higher in the internet sector than it is on the catalog sector.

TOM SHULL: Right.

IAN MAUSNER: That makes sense.

ED LAMBERT: Thank you for your question.

IAN MAUSNER: If I may, I do have a separate follow up question if there isn't - if we still have the time for one more question.

ED LAMBERT: Certainly.

IAN MAUSNER: I really appreciate that guys. This relates to the portion of EBITDA overall that is nonrecurring revenue. In other words, are there some one time items, any special charges or special revenue enhancements or any other items that you would consider to be nonrecurring in the EBITDA numbers that you shared with us?

ED LAMBERT: Yes. And, in fact, these are spelled out on the 10-Q, but let me highlight some significant ones. For example, in the first quarter we captured the last portion of the escrow that was related to the Improvements transaction from 2001 and so I think that was, let's say, a benefit of $1.9 million, or somewhere in there. That's offset by - there were some nonrecurring costs that we incurred during that quarter as well. So, I don't want to speak out of school in terms of the 10-Q, because it does outline those items, but there were some nonrecurring benefits you will see in our first quarter and first half results.

IAN MAUSNER: So not in the second quarter, then?

ED LAMBERT: There were some in the second quarter as well.

IAN MAUSNER: And the specific details are spelled out in the Q?

ED LAMBERT: Yes. The - the other large one had to do with a change in vacation policy and that is spelled out in the Q as well.

IAN MAUSNER: Okay. Thank you very much. I appreciate the feed back.

ED LAMBERT: You bet.

TOM SHULL: Thanks.

OPERATOR: Our next question comes from David Smith with Smith Capital.

DAVID SMITH, SMITH CAPITAL: Good afternoon.

ED LAMBERT: Hi, David.

TOM SHULL: Hi, David.

DAVID SMITH: Hi, guys. I have got a couple of broad ones here. I see that we now have two new directors and the CEO has been blessed with another three years. Could we get a strategy outline for why two new directors is going from seven to five with such a small company and, basically, what the business strategy going forward and encompassing what you can deal with us with the ongoing litigation.

ED LAMBERT: OK. Sure.

TOM SHULL: First I'll address the 3 year extension of my contract. It's actually only an 18 month extension. It was felt -- the board felt that we should address that now rather than waiting, you know, a year from now when my contract would - would end but rather go ahead and address it now and extend it. So the extension is only 18 months. It does mean that I am contractually employed for the next - close to two and a half years, a little over two and a half years.

ED LAMBERT: With regards to your question of the board members, we are very honored and pleased that both David Brown and Jeff Sonnenfeld would join us. David, for example, brings a wealth of retail experience that we wanted to strengthen the board in that area as well. Jeff is an acknowledged expert in areas relating to corporate governance and, as you can imagine, given the demands on the Company with regards to the Sarbanes-Oxley requirements and also given the unique nature of our ownership, we thought it would be very

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useful to have him on board. We are very honored to have them join a company of our size. So we think they offer a lot of value.

With regards to comments of overall strategy, what I would like to do is refer back to Tom's comments in the May annual meeting. David, I am not sure if you were there. And on our web site you can get access to that document but it outlines - we are focusing sort of global - the global positioning we have gone in terms of - from when Tom came on board in '01 and '02, there has been a major restructuring of the firm in terms of focusing on the home core and a lot of restructuring done on the cost side.

Going forward, we have continued opportunities on the cost side and we think one of the greatest initiatives for us has to do with, you know, essentially capitalizing on the shift of the customer demand to the internet and being able to take out significant internet -- catalog and advertising costs on the internet sector. We are going to have to take profits while we are going forward. As we finish our chat and go forward you would hear us speaking more about that, but I would refer you to - to go back to the report by Tom to the shareholders' annual meeting in May.

DAVID SMITH: OK. Can you comment, one, on the ongoing efforts and are you in contact with the Chesley people?

ED LAMBERT: With regards to litigation the shareholders benefit from the fact there is a lot of material on line. So if you look at recent filings, 8-K filings by the Company, 13D filings as well, I think all the relevant information is out there for the public to see. And, as you could imagine, we can't really comment beyond that. But there is a wealth of information I encourage everyone to read.

DAVID SMITH: Do you feel like the Company has now hit the nadir of its cost cutting, et cetera, and its operating leverage will now have a chance to drop in?

TOM SHULL: David, the issue remains, as I said before, sort of the legacy that we inherited from, again, trying to split the Company into two businesses, erizon and - you know, and the brands, where we, as you know, basically, with the exception of Keystone, which is where we opportunistically look for third party fulfillment opportunities, we are focusing all of our energies on the brands and, as Ed just suggested, the home core brands is where we are putting our major emphasis. As we - as we make that shift, we - you know - well let me - sorry - go ahead Ed. Ed was going to say something?

ED LAMBERT: No, I was going to suggest in - there is really only two classifications of sort of additional cost cutting that may happen. It is not so much cost cutting, let's call it restructuring. One, as Tom was alluding, there is still some legacy liabilities from the balance sheet.

TOM SHULL: Let me enumerate on some of those. We talked about those but I think
- I guess we can - they are fully disclosed. Obviously the leases - when you look at the lease obligation, that is a significant issue, both for Weehawken and Gumps. We signed a long term lease at Gumps, a ten year lease. I think it was in 1999 or 2000, I don't recall, I wasn't here, but certainly we are only a few years into that long term lease. And, as you know, San Francisco is a very weak economic climate so we - we are - as we continue to disclose - we have a lease there that is a significant liability for us. We had signed on for office space, both in Weehawken and in Edgewater so - so we sort of had twice the space we needed when you considered - doing - again, being two businesses erizon and the brands business so we have that legacy that still has a two year tail on it. In addition, we have - we had committed to certain IT leases and other expenses within the IT group that we are - we are working off and that, again, is about another two years before we get to $2 to $3 million of cost reduction there. So we are gradually working off the legacy, if you will, of the commitments that we made in 1999 and 2000. So

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it is another two year process.

Fortunately, as we keep talking about, the internet sales have been very, very robust and we are continuing to test ways to increase or accelerate the growth in the internet and also exploring, you know, more and more partnerships and affiliate programs to capture more sales on the internet. So those things all appear to be working very well and I think the fact that we're growing, certainly over 30% on the internet, is a testament to that. The problem is that weak economy, certainly in April and May, most dramatically affected us and it really wasn't until recently that we started to see any predictable turn of events. And, again, that has only been for a few weeks. So we are hoping that continues into, you know, solid result for the third quarter, and, most importantly, an even better result in the fourth quarter. As you may recall last year our fourth quarter was better than we had forecasted or predicted and that certainly is what we hope to see this year. Although, again, we can't predict that, all we can say is the early indicators are we should have a strong fourth quarter if things continue at the current rate.

DAVID SMITH: And finally - finally, what about the M&A Market, have you - are the strategic buyers out there now?

ED LAMBERT: Well, I can make sort of the generic assumption we always -- there seems to be a lot more M&A Market out there. And that's, you know, we will continue to follow that very, very closely.

DAVID SMITH: Thank you.

OPERATOR: Our next question comes as a follow up from Kyle Krueger with Apollo Capital.

KYLE KRUEGER: Yeah, now with the Congress debt being characterized as short term expiring in January, are all of your vendors shipping with terms at this point?

ED LAMBERT: We continue with the same basic relationships we have had with the vendors the last couple of years and they are all shipping that I am aware of.

KYLE KRUEGER: So there is no vendor issues?

ED LAMBERT: No, there are no significant vendor issues and it is our intention to replace the facility soon. I mean, we have had discussions with Congress and we will continue to.

TOM SHULL: They seem very - you know, they are very open to continuing the relationship.

KYLE KRUEGER: Yeah, yeah. One more question I've got. What is - you mentioned in the releases about your attempts to purchase the preferred, that you were going to fund that over a 120 day period. How did you intend to fund that?

ED LAMBERT: That would have required a sale of assets.

KYLE KRUEGER: Can you be more specific than that?

ED LAMBERT: No, I am sorry, I cannot.

KYLE KRUEGER: OK. Thanks.

ED LAMBERT: Thank you, Kyle.

OPERATOR: Our next question comes from Jerry Rosenthal, who is a private investor.

JERRY ROSENTHAL: Hi, guys.

ED LAMBERT: Hi, Jerry.

JERRY ROSENTHAL: There was an earlier reference to the expansion of the board to accommodate the two new directors, who by the way are quite impressive. I was just wondering with the two directors they are required to accept from Chesley, will the board be expanded again or will two of the present directors be replaced?

TOM SHULL: Well, first, as you know, the directors that will be joining us - if they do join us - will be the end of this month, August 31st and that would be on a temporary basis because, as you will recall from the 8-K filing, what we have worked out between us is an agreement where, on a temporary basis, they would be joining the board pending the final resolution of the - the declaratory - our seeking a declaratory judgment from the court. Once that is determined then we will know whether they are, in fact, permanent directors. We are obviously open to that, we just want the courts to make a decision about that.

JERRY ROSENTHAL: So on that point, on a temporary basis -

TOM SHULL: That's correct.

JERRY ROSENTHAL: -- 11 directors.

ED LAMBERT: No, no. It was seven to nine.

TOM SHULL: Seven to nine is the answer. But I just wanted to give you that background. So it is possible at the end of this month they would exercise their temporary right to add two board members and we obviously would welcome them to the board. So we -

JERRY ROSENTHAL: Are expanding the board basically.

ED LAMBERT: That's correct.

JERRY ROSENTHAL: Thank you very much.

TOM SHULL: We did have a board, as you know, of ten before.

JERRY ROSENTHAL: Yes.

TOM SHULL: But we felt that keeping an odd number was most appropriate from both the corporate governance standpoint -

JERRY ROSENTHAL: Indeed.

TOM SHULL: And also having a person of Jeff Sonnenfeld's caliber, as it relates to corporate governance, as Ed already described, and also David Brown's expertise in retail as well as the internet. We thought that - those

                                      9
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additions are welcome.

JERRY ROSENTHAL: Everybody I have spoken to agrees and we are very glad to have them.

TOM SHULL: Thank you.

JERRY ROSENTHAL: Thanks, guys.

OPERATOR: Our next question comes from Joe Russo who is another private investor.

JOE RUSSO: Hi, guys. I just wanted to drop in and say from an operational point of view I represent a large group of shareholders who are all on the conference call here and would like to say - I mean, you have definitely done a bang up job in terms of the turnaround.

TOM SHULL: Thanks.

ED LAMBERT: Thank you.

JOE RUSSO: Our concern, however, and I know you can't comment on ongoing litigation, though, is that - and you are right, there is a wealth of information now on the internet concerning the goings on between Chesley and - and yourselves. But from what I think the general public reading these things can discern is that it very much seems like these guys want to come in and swoop in and kind of take care of this company once and for all and I am wondering if there is anything that you can say to address that in terms of maybe appeasing some of the stockholders who have sat with this for a very long time and continue to watch what seems to be a stock seller out there, who sells with reckless abandon keeping the stock where it is. I just wondered if you had any comments towards that.

TOM SHULL: We can't really speculate on who might or might not be selling or buying shares, obviously, but keep -- keep in mind we have made it very clear in our filings that we are - our fiduciary duty is to all shareholders, to both the common and the preferred shareholders. And so we will do everything we can to maximize value for all shareholders. So we are not going to, you know, be intimidated or somehow back off of that - that strategy because that is our fiduciary duty. And I don't mean to imply that that could happen. I am just saying that we recognize what our fiduciary duty is and we will abide by those duties.

JOE RUSSO: Right. I understand that and I don't think you meant to imply that but I think that the general perception is that these guys want to come and liquidate this company. Generally in that situation shareholders are the last on line. So, just, you know - we can read all the 8-Ks we like but something direct from you guys, I think, carries a little more weight.

ED LAMBERT: Of course, we can't speak to their intentions. We would just urge you to read their 13D filings.

JOE RUSSO: OK. Thanks.

TOM SHULL: Thank you.

ED LAMBERT: Thank you very much.

OPERATOR: At this time we show no further audio questions.

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
ED LAMBERT: Well, thank you all for your time and attention and we do look forward to giving you another update in three months for the third quarter results. And, again, we appreciate your - your patience and your investment in the Company and we look forward to talking to you again, soon. Neil, thank you for your help.

OPERATOR: You are welcome, sir.

TOM SHULL: Thank you very much.

OPERATOR: Ladies and gentlemen, we thank you for your participation on today's audio teleconference. You may disconnect your lines at this time and have a pleasant evening.

The conference call ended at approximately 3:31 p.m. Eastern Time.

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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              HANOVER DIRECT, INC.
                                              ----------------------------------
                                                         (Registrant)

August11, 2003                                By:    /s/ Thomas C. Shull
                                              ----------------------------------
                                              Name:  Thomas C. Shull
                                              Title: President, Chief Executive
                                                     Officer and Chairman of
                                                     the Board

                                      12